Exhibit 2(b)

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
RED OAK CAPITAL FUND II, LLC

This Amended and Restated Limited Liability Company Agreement, dated April 20, 2018, of Red Oak Capital Fund II, LLC, a Delaware limited liability company (the “Company”), is entered into by the Company, Red Oak Capital GP, LLC, a Delaware limited liability company, the sole member of the Company (the “Member”).

WHEREAS, the Company was formed pursuant to the Delaware Limited Liability Company Act, 6 Del. C. 18 § 101, et seq., as amended from time to time (the “Act”) with the filing of the certificate of formation of the Company (the “Certificate”) on April 25, 2017 with the Secretary of State for the State of Delaware;

WHEREAS, at formation, the sole member of the Company, Red Oak Capital Group, LLC, a Delaware limited liability company (“Red Oak”), entered into that certain Limited Liability Company Agreement to govern the Company (the “Original Agreement”);

WHEREAS, as of April 20, 2018, Red Oak assigned 100% of the membership interests in the Company to the Member; and

WHEREAS, the Member and the Company, by execution of this Agreement, hereby agree as follows:

ARTICLE I
DEFINITIONS

The following terms shall have the meanings set forth below unless otherwise expressly provided herein:

1.01           “Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. 18 § 101 et seq., as amended from time to time.

1.02           “Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with another Person.

1.03           “Agreement” shall mean this Amended and Restated Limited Liability Company Agreement, as originally executed and as amended from time to time.

1.04           “Capital Contribution” shall mean any contribution to the capital of the Company by the Member in cash, property or services, or a binding obligation to contribute cash, property or services, whenever made. “Initial Capital Contribution” shall mean the initial Capital Contribution of the Member pursuant to this Agreement.

1.05           “Certificate” shall mean the certificate of formation of the Company, as amended from time to time.

1.06           “Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

1.07           “Company” shall mean Red Oak Capital Fund II, LLC, a Delaware limited liability company.

1.08           “Entity” shall mean any general partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or other association.

1.09           “Limited Liability Company Interest” shall mean the Member’s ownership interest in the Company’s capital, profits and loss and the voting and other rights and obligations with respect thereto as set forth in this Agreement.

1.10           “Member” shall mean Red Oak Capital GP, LLC, a Delaware limited liability company, the sole Member of the Company.

1.11           “Person” shall mean any natural person or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so admits.

ARTICLE II
PURPOSE AND POWERS OF COMPANY

2.01            Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing, which shall include but not be limited to originating senior loans collateralized by commercial real estate in the U.S.

2.02           Powers. The Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 2.01

ARTICLE III
NAME AND ADDRESS OF SOLE MEMBER

3.01            Name and Address. The name, address and Limited Liability Company Interest of the Member are as follows:

Name and Address	Limited Liability Company Interest

Red Oak Capital GP, LLC	100%
625 Kenmoor Avenue SE, Suite 211
Grand Rapids, Michigan 49546
Attn: Chip Cummings

ARTICLE IV
MANAGEMENT

4.01            In General. The business and affairs of the Company shall be conducted solely and exclusively by the Member, as provided herein. The Member shall have all rights and powers on behalf and in the name of the Company to perform all acts necessary and desirable to the objects and purposes of the Company. All determinations, decisions and actions made or taken by the Member (or its designee(s)) shall be conclusive and binding upon the Company.  Chip Cummings, Joseph Elias and Kevin Kennedy are each hereby appointed as an authorized signatory of the Company and shall each have the authority, acting alone, to execute on behalf of the Company such agreements, contracts, instruments and other documents as the Member shall from time to time approve, such approval to be conclusively evidenced by the execution and delivery thereof by any of the foregoing designated authorized signatories.  Third parties may conclusively rely upon the acts of Chip Cummings, Joseph Elias and/or Kevin Kennedy as evidence of the authority of such persons for all purposes in respect of their dealings with the Company.

ARTICLE V
CAPITALIZATION OF THE COMPANY; ALLOCATIONS AND DISTRIBUTIONS

5.01            Member Capital Contributions. The Member, upon the execution of this Agreement, shall contribute as the Member’s Initial Capital Contribution One Hundred Dollars ($100.00). The Member may but is not required to make additional Capital Contributions to the Company.

5.02            Interests and Return of Capital Contribution. The Member shall not receive any interest on the Member’s Capital Contribution. Except as otherwise specifically provided for herein, the Member shall not be allowed to withdraw or have refunded any Capital Contribution.

5.03            Allocation of Profits and Losses; Tax Status. The Company’s profits and losses shall be allocated to the Member. At all times that the Company has only one member, it is the intention of the Member that the Company be disregarded for federal, state, local and foreign income tax purposes.

5.04           Distributions. All distributions of cash or other property (except upon the Company’s dissolution, which shall be governed by the applicable provisions of the Act and Article VI hereof) shall be made to 100% to the Member. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Member from the Company shall be treated as amounts distributed to the Member pursuant to this Section.

ARTICLE VI
TERM; DISSOLUTION AND TERMINATION

6.01           Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with this Article VI.

6.02           Events of Dissolution. The Company shall be dissolved, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member, (b) the occurrence of any event other than the death or incompetency of the Member that terminates the continued membership of the Member without the admission of a successor member to the Company or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act or any successor statute. In the event of the death or incompetency of the Member, the Company shall not dissolve but the personal representative (as defined in the Act) of the Member shall agree in writing to continue the Company and to the admission of the personal representative of the Member or its nominee or designee to the Company as a member, effective as of the death or incompetency of the Member.

6.03            Liquidation. Upon the dissolution of the Company, the Member shall wind up its affairs and distribute its assets in accordance with the Act by either or a combination of the following methods as the Member (or the Person or Persons carrying out the liquidation) shall determine:

(a)            Selling the Company’s assets and, after the payment of Company liabilities, distributing the net proceeds therefrom to the Member; and/or

(b)            Distributing the Company’s assets to the Member in kind, subject to its liabilities.

6.04            Orderly Liquidation. A reasonable time as determined by the Member (or the Person or Persons carrying out the liquidation) not to exceed eighteen (18) months shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to the creditors so as to minimize any losses attendant upon dissolution.

6.05            Distributions. Upon liquidation, the Company assets (including any cash on hand) shall be distributed in the following order and in accordance with the following priorities:

(a)            First, to the payment of the debts and liabilities of the Company and the expenses of liquidation; then

(b)            Second, to the setting up of any reserves which the Member (or the Person or Persons carrying out the liquidation) deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. At the expiration of such period as the Member (or the Person or Persons carrying out the liquidation) shall deem advisable, but in no event to exceed eighteen (18) months, the Company shall distribute the balance thereof in the manner provided in the following subsection; then

(c)            Third, 100% to the Member in accordance with its Limited Liability Company Interest.

ARTICLE VII
LIABILITY OF MEMBER; OTHER BUSINESS AND TRANSACTIONS

7.01            Liability. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act or as otherwise agreed in contract.

7.02            Outside Business. The Member or any of its Affiliates may engage in or possess an interest in any business venture of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. The Member or any of its Affiliates shall not be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and the Member or any of its Affiliate shall have the right to take for its own account (individually or as a partner, shareholder, fiduciary or otherwise) or to recommend to others any such particular investment opportunity.

ARTICLE VIII
EXCULPATION AND INDEMNIFICATION

8.01
Exculpation.

(i)           The Member, whether acting as Member or in any other capacity, shall, to the fullest extent permitted by law, have no liability to the Company or to any other person for any loss, damage or claim incurred by reason of any error of judgment, act or omission, other than any act or omission constituting gross negligence or willful malfeasance, performed or omitted by the Member.

(ii)
The Member shall be fully protected in relying in good faith upon the records of the

Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Member reasonably believes are within the professional or expert competence of such person or entity and who or which has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid. The foregoing provision shall in no way be deemed to reduce the limitation on liability of the Member provided in Section 8.01(i).

8.02
Duties and Liabilities of the Member.

(i)           To the extent that, at law or in equity, the Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other person, the Member, acting under this Agreement, shall not be liable to the Company or to any other Person for its reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Member otherwise existing at law or in equity, are agreed to replace such other duties and liabilities of the Member.

(ii)           Whenever in this Agreement the Member is permitted or required to make a decision (a) in his “discretion” or under a grant of similar authority or latitude, the Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to given any consideration to any interest of or factors affecting the Company or any other Person, or (b) in its “good faith” or under another express standard, the Member shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

8.03           Indemnification. To the fullest extent permitted by applicable law, the Member (irrespective of the capacity in which it acts) shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member by reason of any error of judgment, act or omission, other than an act or omission constituting gross negligence or willful malfeasance, performed or omitted by it on behalf of the Company; provided, however, that any indemnity under this Section 8.03 shall be provided out of and to the extent of Company assets only, and the Member shall not have any personal liability on account thereof.

8.04           Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by the Member in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding.

8.05           Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Member shall, in its sole discretion, deem reasonable, against any liability that may be asserted against or expenses that may be incurred by any such person or entity in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such person or entity against such liability under the provisions of this Agreement.

8.06          Other. The Member and the Company may enter into indemnity contracts with any other Person granting such Person rights of indemnification and may adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Article VIII and containing such other procedures regarding indemnification, all as the Member determines in its sole discretion.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.01            Application of Delaware Law. This Agreement, and the interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, without reference to its choice of law provisions, and specifically the Act.

9.02            Amendments. No amendment or modification of this Agreement shall be effective unless approved in writing by the Member.

9.03            Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

9.04            Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

9.05            Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

9.06            Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

9.07            Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company.

9.08            Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions and understandings between the parties respecting the subject matter hereof and supersedes all prior or contemporaneous negotiations, conversations, discussions, correspondence, memoranda and agreements between the parties concerning such subject matter.

The undersigned, being the sole Member, hereby agrees, acknowledges and certifies that the foregoing Amended and Restated Limited Liability Company Agreement constitutes the sole and entire Amended and Restated Limited Liability Company Agreement of the Company, adopted by the sole Member of the Company effective as of the date first written above, and shall be binding on the Company notwithstanding that the Company has only a single Member.

SOLE MEMBER:	RED OAK CAPITAL GP, LLC,
a Delaware limited liability company

By: Red Oak Capital Group, LLC,
a Delaware limited liability company
Its: Sole Member

By: /s/ Chip Cummings
Name: Chip Cummings
Its: Manager

By: /s/ Joseph Elias
Name: Joseph Elias
Its: Manager

By: /s/ Kevin Kennedy
Name: Kevin Kennedy
Its: Manager

The Company hereby executes this Amended and Restated Limited Liability Company Agreement for purposes of becoming a party hereto and agreeing to perform its obligations and duties hereunder and being entitled to enjoy its rights and benefits hereunder.

COMPANY:	RED OAK CAPITAL FUND II, LLC,
a Delaware limited liability company

By: Red Oak Capital GP, LLC,
a Delaware limited liability company
Its: Sole Member

By: Red Oak Capital Group, LLC,
a Delaware limited liability company
Its: Sole Member

By: /s/ Chip Cummings
Name: Chip Cummings
Its: Manager

By: /s/ Joseph Elias
Name: Joseph Elias
Its: Manager

By: /s/ Kevin Kennedy
Name: Kevin Kennedy
Its: Manager